UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  June 26, 2009

PACIFIC ALLIANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51777	87-044584-9
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Lakeview Circle
Ogden, Utah  84403
(Address of principal executive offices) (Zip Code)

801-399-3632
(Registrant’s telephone number, including area code)

___________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 26, 2009, Pacific Alliance Corporation, a Delaware corporation “Pacific,” entered into an Exchange Agreement (the “Exchange Agreement”) with Superior Filtration Products, LLC, a Florida limited liability Company (“Superior”),  and the members of Superior  (“Superior Members”). A copy of the Exchange Agreement is attached hereto as Exhibit 2.1.

Superior is in the business of manufacturing and marketing air filtration products. Superior offers a broad line of air filtration products and related equipment and hardware.  These products are marketed through both big box retail and independent distributor networks to the end users.  Superior began operations in January of 2008.  Superior designs, manufactures and markets a broad range of air filtration products, including (i) high-end High Efficiency Particulate Air (HEPA) filters, with at least 99.97% efficiency, and Absolute Isolation Barriers for the creation of synthesized atmospheres to control manufacturing environments and for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes: (ii) mid-range filters for individual and commercial use, which fall under specifications which are categorized by efficiency ratings established by the American Society of Heating Refrigeration and Air Conditioning Engineers ("ASHRAE"); and (iii) standard-grade, low cost filters typically off-the-shelf for standard residential and commercial furnace and air conditioning applications.  Superior’s headquarters are located in Ogden, Utah.

Pursuant to, and subject to, the terms and conditions of the Exchange Agreement, Pacific intends to acquire all of the issued and outstanding Superior membership interests in exchange for 1,000,000 shares of Pacific Series A Preferred Stock (the “Acquisition”).   If the Acquisition is closed, of which there can be no assurance, Superior will be a wholly-owned subsidiary of Pacific and the Superior Members will be controlling stockholders of Pacific. The 1,000,000 Shares of Pacific Series A Preferred Stock to be issued in the Acquisition, will be convertible into 606,600,000 shares of Pacific common stock subject to adjustment for any future reverse stock split.  The shares of Series A Preferred Stock may not be converted into common stock until Pacific either completes a reverse stock split or increases its authorized capital or both.  Pacific anticipates that in the future Pacific will seek stockholder approval to effect a 1-for-20 reverse stock split.  If such reverse stock split were to occur, of which there can be no assurance, the 606,600,000 shares of Pacific common stock issuable upon the conversion of the Series A Preferred Stock into Pacific common stock, would be reduced to 30,330,000 shares of Pacific common Stock.

Pacific anticipates that it will attempt to raise additional cash capital from the sale of its securities in order to repay debt and to be used for working capital in Superior’s operations.  Pacific is also discussing the conversion of some of its outstanding debt into shares of its common stock.  The exact terms of such debt conversion, the amount of debt to be converted and the number of shares of Pacific common stock to be issued in connection with the debt conversion, has not been determined.

Pacific anticipates that if it is able to convert a portion of its outstanding debt into equity and raise additional cash from the sale of is securities, and assuming the Exchange Agreement is closed, the Superior Members will own more than 80% of Pacific’s issued and outstanding shares of common stock assuming they convert their Series A Preferred Stock into common stock.

The closing of the Exchange Agreement is subject to numerous conditions and there can be no assurance that the Acquisition will be completed.

The Exchange Agreement provides that if the Acquisition is closed, the three current directors of Pacific will remain as directors of Pacific and two additional directors designated by Superior’s Members will appointed as directors of Pacific.  If the Acquisition is closed, we anticipate that the current President, Vice President and Treasurer of Pacific will resigned from their position and that Steven Clark will be appointed as our CEO, President and Treasurer.  Pacific’s current Secretary, David Knudson, is expected to remain as our corporate secretary.

Sycamore Ventures, LLC, Series 1 (“Sycamore”), an affiliate of Pacific’s current president, Mark Scharmann, and Pacific's current Secretary/Treasurer, David Knudson has agreed to loan Superior $250,000 for Superior’s use as working capital prior to the closing of the Exchange Agreement.  Such loan is to be secured by the receivables, general intangibles and chattel paper of Superior.  In exchange for Sycamore agreeing to make such loan to Superior, Pacific has agreed to issue Sycamore warrants to purchase 500,000 shares of Pacific’s common stock at a price of $0.05 per share.  Such warrants will be exercisable for a term of five years.  If Pacific completes a 1-for-20 reverse stock split, the Warrant will entitle Sycamore to purchase 25,000 shares of Pacific common stock at a price of $1.00 per share.

The Exchange Agreement contains customary representations and warranties, pre-closing covenants, and closing conditions, including approval of the Exchange and related transactions.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.   Also attached hereto as exhibits are (i) a form of Certificate of Designation of Series A Convertible Preferred Stock; and (ii) the Warrant to be issued to Sycamore.

As of the date of the Exchange Agreement and currently, there were no material relationships between Pacific, or its affiliates, and Superior, other than as contemplated by the Exchange Agreement or the loan with Sycamore described above.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
2.1 3.1 4.1	Exchange Agreement dated June 26, 2009. Certificate of Designation of Series A Convertible Preferred Stock Warrant Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ALLIANCE CORPORATION
(Registrant)

Date:  June 26, 2009
By:  /s/ Mark A. Scharmann
Mark A. Scharmann, President